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                                            N  E  W  S    R  E  L  E  A  S  E

N.R. #V042


For more information, contact:

Thomas Pfeil                                     Vincent Franceschi
Chief Financial Officer                          President and COO
VECTRA Technologies, Inc.                        VECTRA Technologies, Inc.
(510) 552-3800                                   (408) 629-9800

               FOR IMMEDIATE RELEASE...BUSINESS AND FINANCIAL COMMUNITY

                         VECTRA ANNOUNCES PURCHASE AGREEMENT
                         FOR SALE OF FUEL SERVICES BUSINESS,
                          FILING FOR BANKRUPTCY PROTECTION
                                 AND NASDAQ DELISTING



SAN JOSE, CALIFORNIA -- (October 2, 1997) -- VECTRA Technologies, Inc. (NASDAQ:VCTR), a supplier of technologies and services to the nuclear power industry, reported today that it has signed a purchase agreement with Chem-Nuclear Systems, LLC (a division of Waste Management, Inc.) which is anticipated to lead to the sale of assets associated with VECTRA's fuel services operations.

This asset disposition consists principally of the NUHOMS dry spent fuel storage system technology and family of products, two IF-300 spent fuel transportation cask systems and the UX-30 transportation overpack product line. The assets to be sold constitute the remaining operating assets of VECTRA. The purchase price consists of cash in the amount of $4,915,000 at closing, the assumption and payment by the buyer of certain listed VECTRA liabilities in an amount up to $1,585,000 and additional contingent cash consideration up to $1,700,000.

This transaction merges complementary strengths for the benefit of an industry searching for leadership in dry storage and transport technology.
Chem-Nuclear's financial strength, 25+ years of nuclear industry experience and exemplary track record in quality assurance and regulatory compliance coupled with VECTRA's proven products and technologies provide both existing and prospective customers with the assurance of reliable, long term customer service and quality products.

VECTRA today also filed for protection under Chapter 11 of the Bankruptcy Code in Seattle Washington U.S. District Court. The asset disposition contemplated will be completed as part of these proceedings. VECTRA's decision to seek


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protection in bankruptcy is based on the fact that the company has received virtually no revenues for most of 1997 due to a Nuclear Regulatory Commission Demand for Information (DFI) letter that had the effect of putting a hold on the company's fabrication activities. Although the DFI is progressing towards resolution through extensive procedural changes and staff training, management concluded that the company's lack of liquidity, the continuing delay in the restart of fabrication activities, unresolved contract re-negotiations with customers and potential customer and supplier claims made bankruptcy protection in the best interests of creditors, shareholders and employees. The sale of assets to Chem-Nuclear requires the approval of U.S. Bankruptcy Court.

"While we are disappointed we had to take this action, we believe it was necessary and will be accomplished in the best manner possible under the circumstances. By adopting these actions now, the company will insure continuity of service and product for existing clients, provision for claims of creditors and possibly some financial recovery for our shareholders", stated Vincent Franceschi, VECTRA's President and Chief Operating Officer. "VECTRA had the vision and commitment but, unfortunately, with the continuing suspension of fabrication, not the financial strength to see its plan through. Chem-Nuclear is a well managed, quality organization with a reputation for excellence with customers and regulators and they are acquiring technology and products that will only enhance that well earned reputation."

Additionally, the Company announced that it is in agreement with The NASDAQ Stock Market's assessment that it is no longer in compliance with rules for continued inclusion in The NASDAQ National Market. Formal notice of the deficiency and the commencement of the delisting process are pending.

Mr. Franceschi concluded by stating, "We are hopeful that any alleged claims against VECTRA can eventually be resolved such that sufficient funds remain to make a future distribution to shareholders, although shareholder distribution will not be possible until all claims are resolved."

VECTRA provides the design, licensing, procurement, fabrication, sale and leasing of equipment for the packaging and transportation of high level and low level radioactive waste and nuclear material; and related consulting and engineering services to the commercial and public nuclear industry worldwide. The Company, headquartered in San Jose, California, was founded in 1983 and reported revenues of $68.0 million in 1996.



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